Exhibit 4.14

ASIA SILICON TECHNOLOGY HOLDINGS INC.

REGISTRATION RIGHTS AGREEMENT

September 10, 2007

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made as of September 10, 2007, by and among (i) Asia Silicon Technology Holdings Inc., an exempted company incorporated and validly existing with limited liability under the laws of the Cayman Islands (the “Company”), (ii) Mandra Materials Limited, an exempted company incorporated and validly existing with limited liability under the laws of the British Virgin Islands (“Mandra”), (iii) Deutsche Bank AG (the “Investor”), and (viii) any other Persons who shall later become signatories to this Agreement (the “Subsequent Shareholders”).

RECITALS

A. The Company and the Investor have entered into a Subscription Agreement, dated as of September 7, 2007 (the “CB Subscription Agreement”), providing for the issuance and sale by the Company, and the purchase by the Investor, of Tranche A Floating Rate Secured Bonds due 2009 and Tranche B Floating Rate Secured Convertible Bonds due 2009 (the “Convertible Bonds”) of the Company;

B. In order to induce the Investor to purchase the Convertible Bonds pursuant to the CB Subscription Agreement, this Agreement is entered into to set forth certain terms and conditions concerning the Investor’s and Mandra’s registration rights, as more precisely described herein; and

C. It is a condition to the closing of the transactions contemplated under the CB Subscription Agreement (the “Closing”) that the Parties shall have executed this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained herein, the Parties agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person and “Affiliates” shall have correlative meaning. For the purpose of this definition, the term “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Blue Sky” means the statutes of any state regulating the sale of corporate securities within that state.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized to be closed in either the PRC or the Hong Kong Special Administrative Region.

“Combined Holders” means the Holders (as defined herein) and the Holders (as defined in the First Registration Rights Agreement) under the First Registration Rights Agreement.

“Combined Registrable Securities” means the Registrable Securities (as defined herein) and the Registrable Securities (as defined in the First Registration Rights Agreement) under the First Registration Rights Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble to this Agreement.

“Complying IPO” means an Initial Public Offering of Ordinary Shares which satisfies the following requirements:

(i)	by way of an offer of such Ordinary Shares (with warrants or other securities, if appropriate) or other related securities to the public for subscription or sale for cash in conjunction with an international placement of such Shares (with warrants or other securities, if appropriate) or other related securities accompanied by the grant of listing and permission to deal in the Ordinary Shares by NASDAQ, The Stock Exchange of Hong Kong Limited, the New York Stock Exchange, the main board of the London Stock Exchange plc or any other stock exchange of international standing as may be determined by the Issuer as the principal stock exchange for listing of the Shares from time to time (and approved for such purpose by the Trustee (acting on the instructions of the Bondholders (pursuant to an Extraordinary Resolution)); and

(ii)	the aggregate amount of the capital raised in connection with the Initial Public Offering is equal to or greater than U.S.$300,000,000 (or its equivalent in any other currency as determined using a rate of exchange equal to the mid-exchange rate between U.S. dollars and the relevant currency quoted by Deutsche Bank AG, Hong Kong Branch or failing which any other bank of international repute selected by the Trustee at 11:00 a.m. (Hong Kong time) on the date on which the Initial Public Offering price is determined).

“Convertible Bonds” has the meaning set forth in the preamble to this Agreement.

“Demand Registration” has the meaning set forth in Section 2.1 of this Agreement.

“Damages” has the meaning set forth in Section 7.1 of this Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Existing Shareholders” has the meaning set forth in the preamble to this Agreement.

“First Registration Rights Agreement” means the amended investors’ rights agreement dated on or about September 7, 2007 by and among the Company, Happy Genius Holdings Limited, TB Silicon Ltd. and Benchmark Europe III, L.P. (as

nominee for Benchmark Europe III, L.P., Benchmark Europe Founders’ Fund III L.P. and related individuals, acting by its manager Balderton Capital Management (UK) LLP).

“Form F-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the Commission.

“Form F-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Commission, which permits incorporation of substantial information by reference to other documents filed by the Company with the Commission.

“Governmental or Regulatory Authority” means any applicable State, federal provincial, county and local court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any jurisdiction in which a Person conducts business or operations.

“Holder” means the Investor, Mandra and any other holder of Registrable Securities (including any Permitted Transferees of the Investor or Mandra) entitled to the rights, and bound by the obligations under this Agreement, in accordance with Section 5.1.

“Initial Public Offering” means the first Public Offering of Equity Securities of a Person upon the consummation of which such securities are listed on an internationally recognized securities exchange.

“Initiating Holder” has the meaning set forth in Section 2.1 of this Agreement.

“Investor” has the meaning set forth in the preamble to this Agreement.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Ordinary Shares” means the ordinary shares of the Company.

“Parties” means collectively the Company, Mandra, the Investor and any Subsequent Shareholder who becomes a party to this Agreement. Each of the Parties shall be referred to as a “Party”.

“Permitted Transferee” mean any Person entitled to receive Convertible Bonds and/or Ordinary Shares issuable upon conversion of the Convertible Bonds from the Investor in accordance with the terms and conditions of the Convertible Bonds or from Mandra.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“PRC” or “China” means the People’s Republic of China, but solely for the purposes of this Agreement excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and the island of Taiwan.

“Prospectus” shall mean the prospectus included in a Registration Statement, including any preliminary Prospectus, any free-writing Prospectus, and any such Prospectus as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities and by all other amendments and supplements to such Prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

“Public Offering” means, in the case of an offering in the United States, an underwritten public offering of Equity Securities of a Person pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, and, in the case of an offering in any other jurisdiction, a widely distributed underwritten offering of Equity Securities of a Person in which both retail and institutional investors are eligible to buy in accordance with the securities laws of such jurisdiction.

“Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration” means a registration effected by preparing and filing a Registration Statement (including, without limitation, the execution of an undertaking to file post-effective amendments and any other governmental requirements) and the declaration or ordering of the effectiveness of that Registration Statement, and the terms “Register” and “Registered” have meanings correlative with the foregoing.

“Registrable Securities” means (i) Ordinary Shares issued or issuable upon conversion of the Convertible Bonds, (ii) Ordinary Shares held by Mandra, (iii) Ordinary Shares issued in respect of stock referred to in (i) above in any reorganization; or (v) Ordinary Shares issued in respect of the Ordinary Shares referred to in (i), (ii) or (iii) above as a result of a stock split, stock dividend, recapitalization or combination. Notwithstanding the foregoing, Registrable Securities shall not include otherwise Registrable Securities (x) sold by a person in a transaction in which his rights under this Agreement are not properly assigned; or (y) (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale or (C) the registration rights associated with such securities have been terminated pursuant to Section 5 of this Agreement.

“Registration Expenses” means all expenses, other than underwriting discounts and commissions, incurred by the Company in complying with Sections 2 or 3 of this Agreement, including, without limitation, all Registration, qualification, and filing fees, printing expenses, fees and disbursements of counsels for the Company, reasonable fees and disbursements of one special counsel for all Holders (if different from counsels to the Company), Blue Sky fees and expenses, and the expense of any special audits incident to or required by any Registration.

“Registration Statement” means a registration statement prepared on Forms F-1, F-3, S-1 or S-3, under the Securities Act, or on any comparable form in connection with registration in a jurisdiction other than the United States.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.

“Shares” means the Ordinary Shares.

“Underwriters’ Representative” has the meaning set forth in Section 2.5(b) of this Agreement.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the CB Subscription Agreement.

2. Demand Registration.

2.1. Request for Registration on Form Other than Form F-3. On and after the earlier of (i) the third anniversary of the date of this Agreement or (ii) six (6) months after the Registration Statement with respect to the Company’s Initial Public Offering filed by the Company becomes effective, if the Company receives from the Holders of more than 25% of the Registrable Securities (such Holder or Holders referred to as the “Initiating Holder”) a request in writing that the Company effect any Registration with respect to at least one-third of the Registrable Securities held by such Initiating Holder then outstanding on a form other than Form F-3, the Company shall (i) within ten (10) days of receipt of such written request, give written notice of the proposed Registration to all other Holders, and (ii) as soon as practicable, use its commercially reasonable efforts to effect Registration of those Registrable Securities (“Demand Registration”) that the Company has been so requested to Register by the Initiating Holder and all other Holders to whom notice was given within twenty (20) days after receiving such written notice from the Company on that form and to cause those Registrable Securities to be qualified in jurisdictions as the Holder or Holders may reasonably request, subject to limitations of this Section 2. The Company shall not be obligated to take any action to effect any Registration pursuant to this Section 2.1: (x) after the Company has effected two (2) Registrations pursuant to this Section 2.1 and such Registrations have been declared or ordered effective; (y) after the Company has effected one Registration pursuant to this Section 2.1 during any nine (9)-month period; or (z) if the Initiating Holder proposes to dispose of shares of Registrable Securities that may be immediately Registered on Form F-3 pursuant to a request made pursuant to Section 2.2. Notwithstanding the requirement of holding more than 25% of the Registrable Securities to initiate a Demand Registration, the Investor shall be entitled to effect only one (1) Demand Registration pursuant to this Section 2.1. In addition to the right of the Investor as an Initiating Holder to request the Company to effect a Demand Registration, in the event the Investor wishes to initiate a Demand Registration but Mandra does not, the Investor shall be entitled, on one (1) occasion only, to effect Demand Registration pursuant to this Section 2.1 without being required to hold 25% of the Registrable Securities. The substantive provisions of Section 2.5 shall be applicable to the Registration initiated under this Section 2.1.

2.2. Request for Registration on Form F-3. If any Holder requests in writing that the Company file a Registration Statement on Form F-3 (or any comparable form for a Registration in a jurisdiction other than the United States) for a public offering of shares of Registrable Securities, the reasonably anticipated aggregate price to the public of which would not be less than One million U.S. Dollars (US$1,000,000), and the Company is a registrant entitled to use Form F-3 (or any comparable form for a Registration for an offering in a jurisdiction other than the United States) to register the Registrable Securities, the Company shall (i) within ten (10) days of receipt of such written request, give written notice of the proposed Registration to all other Holders, and (ii) as soon as practicable use its commercially reasonable efforts to effect registration of those Registrable Securities which the Company has been so requested to be Registered by the Initiating Holder and all other Holders to whom notice was given by written request given to the Company within twenty (20) days after written notice from the Company, on that form and to cause those Registrable Securities to be qualified in jurisdictions as the Holder or Holders may reasonably request, subject to limitations of this Section 2. The Company shall not be obligated to take any action to effect any Registration pursuant to this Section 2.2; (x) within one hundred twenty (120) days of the effective date of any Registration referred to in Section 2.1 or 3 or (y) if the Company has filed two Registrations pursuant to this Section 2.2 within any twelve-month period. The substantive provisions of Section 2.5 shall be applicable to each Registration initiated under this Section 2.2.

2.3. Right of Deferral. Notwithstanding the foregoing, the Company shall not be obligated to file a Registration Statement pursuant to this Section 2, if the Company furnishes to the Initiating Holder a certificate signed by a director of the Company certifying that in the good faith judgment of the Board it would be seriously detrimental to the Company or its shareholders for a Registration Statement to be filed, then the Company’s obligation to file a Registration Statement shall be deferred for a period not to exceed one hundred twenty (120) days from the receipt of the request to file the registration by that Holder; provided, that the Company shall not exercise the right to delay a request contained in this Section 2.3 more than once in any twelve (12)-month period, and provided further, that during such one hundred twenty (120)-day period, the Company shall not file a Registration Statement for securities to be issued and sold for its own account.

2.4. Registration of Other Securities in Demand Registration. Any Registration Statement filed pursuant to the request of the Holders under this Section 2 may, subject to the provisions of Section 2.5, include securities of the Company other than Registrable Securities. If the Company, officers or directors of the Company holding securities other than the Registrable Securities, or holders of securities other than the Registrable Securities, request inclusion of other securities of the Company held thereby in the Registration, the Company may, in its sole discretion, offer to any or all of the Company, those officers or directors, and the holders of securities other than the Registrable Securities, that their securities be included in the underwriting and may condition that offer on the acceptance by those Persons of the terms of this Section 2.

2.5. Underwriting in Demand Registration.

(a)

Notice of Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2, and the Company shall include that information in the written notice referred to in Section 2.1 or

2.2 of this Agreement, as applicable. In such event, the right of any Holder to Registration pursuant to this Section 2 shall be conditioned upon such Holder’s agreement to participate in the underwriting and the inclusion of that Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.

(b)	Selection of Underwriter in Demand Registration. The Company shall (together with all Holders proposing to distribute their securities through the underwriting) enter into an underwriting agreement in customary form with the underwriter or, if more than one, the lead underwriter acting as the representative of the underwriters (the “Underwriters’ Representative”) selected for the underwriting by the Company; provided, however, that if the majority in interest of the Initiating Holders have not agreed with such underwriter or Underwriters’ Representatives as to the terms and conditions of such underwriting within ten (10) days, following commencement of such negotiations, a majority in interest of the Initiating Holders may select an underwriter of their choice.

(c)	Marketing Limitation in Demand Registration. Notwithstanding any other provision of this Section 2, in the event the Underwriters’ Representative advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders, and the number of shares of Registrable Securities that may be included in the Registration and underwriting shall be allocated among all Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such selling Holders (including the Initiating Holders) at the time of filing the Registration Statement provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described in Section 2.1 shall be restricted so that (i) the number of Registrable Securities included in such registration and underwriting is not reduced to below thirty percent (30%) of the aggregate number of Registrable Securities for which inclusion has been requested by the Initiating Holders in total; and (ii) all other securities that are not Registrable Securities, including, but not limited to, Ordinary Shares or all other shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, consultant, officer or director of the Company (or any Subsidiary of the Company) shall first be excluded in entirety from such registration and underwriting before any Registrable Securities are so excluded.

(d)

Right of Withdrawal in Demand Registration. If any Holder of Registrable Securities disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the Underwriters’ Representative and the Initiating Holders proposing to distribute their securities through the underwriting, delivered at least ten (10) days prior to the effective date of the Registration Statement. If, by the withdrawal of such Registrable Securities, a greater number of Registrable Securities held by other Holders may be included in such registration (up to the limit imposed by the underwriters) the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the limitation as set forth above. Any Registrable Securities which are excluded from the underwriting by reason of the underwriter’s marketing limitation or withdrawn from such underwriting shall be withdrawn from such registration.

2.6. Other Securities Laws in Demand Registration. In the event of any Registration pursuant to this Section 2, the Company shall exercise its commercially reasonable efforts to Register and qualify the securities covered by the Registration Statement under the securities laws of any other jurisdictions as shall be reasonably appropriate for the distribution of the securities, except for any particular state or jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration, qualification, or compliance.

3. Unlimited Piggyback Registration.

3.1. Notice of Piggyback Registration and Inclusion of Registrable Securities. Subject to the terms of this Agreement, if the Company decides to Register any of its Ordinary Shares, for its own account, for the account of any of its Shareholders, other than a Registration relating solely to employee benefit plans, or a Registration relating solely to a Rule 145 transaction, a transaction relating solely to the sale of debt or convertible debt instruments or a Registration on any form (other than Form F-1 or F-3 or their successor forms) which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company shall (a) promptly give each Holder written notice thereof prior to filing the registration statement, and (b) include in that Registration, and in any underwriting involved therein, all the Registrable Securities specified in a written request delivered to the Company by any Holder within fifteen (15) days after delivery of the written notice from the Company.

3.2. Underwriting in Piggyback Registration.

(a)	Notice of Underwriting in Piggyback Registration. If the Registration of which the Company gives notice is for a Registered Public Offering, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 3.1. In this event, the right of any Holder to Registration pursuant to Section 3.1 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of that Holder’s Registrable Securities in the underwriting, to the extent provided in this Section 3. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through the underwriting) enter into an underwriting agreement in customary form with the Underwriters’ Representative for such offering.

(b)

Marketing Limitation in Piggyback Registration. Notwithstanding any other provision of this Section 3, in the event the Underwriters’ Representative determines that marketing factors require a limitation of the number of shares to be underwritten, the Underwriters’ Representative (subject to the allocation priority set forth in Section 3.2(c)) may limit the number of Registrable Securities to be included in the registration and underwriting, or may exclude Registrable Securities entirely from such registration if the registration is the first registered offering for the sale of the Company’s securities to the general public. The Company shall so advise all Holders and the other Holders distributing their securities through such underwriting pursuant to piggyback registration rights similar to this Section 3, and the number of shares of Registrable Securities and other securities that may be included in the registration and underwriting shall be allocated among all Holders and other holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders and other securities held by other holders at the time of filing the registration statement.

(c)	Allocation of Shares in Piggyback Registration. In the event that the Underwriters’ Representative limits the number of shares to be included in a Registration pursuant to Section 3.2(b), the number of Registrable Securities to be included in the Registration shall be allocated, first, to the Company and those Registrable Securities (as defined in the First Registration Rights Agreement) requested to be sold pursuant to a demand registration right exercised pursuant to the First Registration Rights Agreement; second, to all Holders requesting inclusion of their respective Registrable Securities in such Registration Statement on a pro rata basis based on the number of Registrable Securities held by all such selling Holders at the time of filing the Registration Statement; and third, to any other shareholders of the Company requesting inclusion of their shares in the Registration; provided that in the first registered offering for the sale of the Company’s securities to the general public such allocations shall be made first, to the Company; second, to all Combined Holders requesting inclusion of their respective Combined Registrable Securities in such Registration Statement on a pro rata basis based on the number of Combined Registrable Securities held by all such selling Combined Holders at the time of filing the Registration Statement; and third, to any other shareholders of the Company requesting inclusion of their shares in the Registration.

(d)

Withdrawal in Piggyback Registration. If any Holder disapproves of the terms of any underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the Underwriters’ Representative delivered at least ten (10) days prior to the effective date of the Registration Statement. If, by the withdrawal of such Registrable Securities, a greater number of Registrable Securities held by other Holders may be included in such registration (up to the limit imposed by the underwriters), the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities, subject to the priorities set forth in paragraph (c) of this Section. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(e)	Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under this Section 3 prior to the effectiveness of such Registration whether or not any Holder has elected to include securities in such registration. The Company may suspend the effectiveness and use of any registration statement at any time for an unlimited amount of time whether or not any Holder has elected to include Registrable Securities in such Registration.

4. Expenses of Registration. All Registration Expenses incurred in connection with each of the Registrations pursuant to Section 2.1 and unlimited Registrations pursuant to Sections 2.2 and 3, shall be borne by the Company. All Selling Expenses shall be borne by the holders of the securities Registered pro rata on the basis of the number of securities so Registered.

5. Assignability of Registration Rights; Termination of Registration Rights; Transfer

5.1. Assignability of Registration Rights. The rights to cause the Company to Register securities granted under Section 2 and 3 of this Agreement shall be assignable by an Investor to any Investor or any Permitted Transferee of such Investor in accordance with the terms of the Convertible Bonds and the Exchangeable Bonds. No other party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the Company, Mandra and the Investor.

5.2. Termination of Registration Rights.

(a)	The rights to cause the Company to Register securities granted under Sections 2 and 3 of this Agreement shall terminate with respect to such Holder at such time, following a bona fide, firmly underwritten public offering of shares of the Ordinary Shares registered under the Securities Act (provided that the aggregate gross offering price equals or exceeds $5,000,000), as such Holder is able to dispose of all of his Registrable Securities in one three-month period pursuant to the provisions of Rule 144, provided that such Holder holds not more than one percent (1%) of the outstanding voting stock of the Company.

(b)	Notwithstanding the provisions of paragraph (a) of this Section 5, all rights of any particular Holder under this Agreement shall terminate at 5:00 P.M. Eastern time on the date three (3) years after the closing date of the Company’s first firmly underwritten public offering.

5.3. Notice of Proposed Transfer. The Holder of each certificate representing Registrable Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 5.3. Each such Holder agrees not to make any disposition of all or any portion of any Registrable Securities unless and until:

(a)	There is in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) (i)	Such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and

(ii) If reasonably requested by the Company, such Holder shall furnish the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition shall not require registration of such shares under the Securities Act. It is agreed, however, that no such opinion will be required for Rule 144 or Rule 144A transactions.

6. Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)	(i) prepare and file a Registration Statement with the Commission which shall be on Form F-1 or Form F-3 (or any successors to such forms), if available, (ii) use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as commercially practicable but in any event within one hundred twenty (120) days after receipt of request from the Initiating Shareholders, and in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, remain effective, until the Holder or Holders have completed the distribution thereto;

(b)	promptly prepare and file with the Commission such amendments, supplements and post-effective amendments to each such Registration Statement and the prospectus used in connection therewith, as may be necessary to comply with the provisions of the Securities Act and to keep such Registration Statement effective for the applicable period;

(c)	furnish to each Holder for which the Registrable Securities are being registered and to each underwriter of an underwritten offering of the Registrable Securities, if any, without charge, as many copies of each Prospectus, including, without limitation, each preliminary Prospectus, each free-writing Prospectus and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities;

(d)

(i) use its commercially reasonable efforts to register or qualify the Registrable Securities for offer and sale, under all applicable state securities or Blue Sky laws of such jurisdictions as each underwriter, if any, or any Holder having Registrable Securities covered by a Registration Statement, shall reasonably request; (ii) use its commercially reasonable efforts to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective;

(e)	notify each Holder for which the Registrable Securities are being registered promptly, and, if requested by such Holder, confirm such advice in writing, (i) when a Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of the issuance by the Commission or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iii) if, between the effective date of a Registration Statement and the closing of any sale of securities covered thereby pursuant to any agreement to which the Company is a party, the representations and warranties of the Company contained in such agreement cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (iv) of the happening of any event during the period a Registration Statement is effective as a result of which such Registration Statement or the related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(f)	furnish counsels for each such underwriter, if any, and for the Holders for which the Registrable Securities are being registered, copies of any request by the Commission or any state securities authority for amendments or supplements to a Registration Statement and Prospectus or for additional information;

(g)	use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification of any Registrable Securities for sale in any jurisdiction, at the earliest possible time;

(h)	upon request, furnish to the Underwriters’ Representative of a Public Offering of the Registrable Securities, if any, without charge, at least one signed copy of each Registration Statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits; and furnish to each Holder for which the Registrable Securities are being registered, without charge, at least one conformed copy of each Registration Statement and any post-effective amendment thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);

(i)

cooperate with the selling Holders of the Registrable Securities and the Underwriters’ Representative of a Public Offering of the Registrable Securities, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the selling Holders or the Underwriters’ Representative of a Public Offering of the Registrable Securities, if any, may reasonably request at least three (3) days prior to any sale of the Registrable Securities;

(j)	upon the occurrence of any event contemplated by paragraph (e)(iv) of this Section, use commercially reasonable efforts to prepare a supplement or post-effective amendment to a Registration Statement or the related Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(k)	enter into customary agreements (including, in the case of a Public Offering, underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) including but not limited to opinions of counsels to the Company, “comfort” letters from the Company’s independent certified public accountants and other such customary documents and certificates as may be reasonably requested by the majority Holders of the Registrable Securities being sold or by the Underwriters’ Representative and take all other customary and appropriate actions in order to expedite or facilitate the disposition of such Registrable Securities.

The above shall be done (i) at the effectiveness of such Registration Statement (and each post-effective amendment thereto) in connection with any registration, and (ii) at each closing under any underwriting or similar agreement as and to the extent required thereunder;

(1)	make available for inspection by representatives of the selling Holders of the Registrable Securities and any underwriters participating in any disposition pursuant to a Registration Statement and any counsel or accountant retained by such Holders or underwriters, all financial and other records, pertinent corporate documents and properties of the Company and cause the respective officers, directors and employees of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with a Registration Statement;

(m)

(i) within a reasonable time prior to the filing of any Registration Statement, any Prospectus, any amendment to a Registration Statement or amendment or supplement to a Prospectus, provide copies of such document to the selling Holders of the Registrable Securities and to counsel to such Holders and to the underwriter or underwriters of a

Public Offering of the Registrable Securities, if any; fairly consider such reasonable changes in any such document prior to or after the filing thereof as the counsel to the Holders or the underwriter or the underwriters may request; and make such of the representatives of the Company as shall be reasonably requested by the Holders for which the Registrable Securities are being registered or any underwriter available for discussion of such document; (ii) within a reasonable time prior to the filing of any document which is to be incorporated by reference into a Registration Statement or a Prospectus, provide copies of such document to counsel for the selling Holders; fairly consider such reasonable changes in such document prior to or after the filing thereof as counsel for such Holders or such underwriter shall request; and make such of the representatives of the Company as shall be reasonably requested by such counsel available for discussion of such document;

(n)	cause all Registrable Securities covered by such Registrations to be qualified for inclusion in or listed on NASDAQ, The New York Stock Exchange or any securities exchange National Market on which securities of the same class issued by the Company are then so qualified or listed if so requested by the majority Holders of the Registrable Securities covered by a Registration Statement, or if so requested by the underwriter or underwriters of a Public Offering of the Registrable Securities, if any;

(o)	otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, including making available to its security holders an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(p)	cooperate and assist in any filings required to be made with the NASD and in the performance of any due diligence investigation by any underwriter in an underwritten offering; and

(q)	use all reasonable efforts to facilitate the distribution and sale of any Registrable Securities to be offered pursuant to this Agreement, including without limitation by making road show presentations, holding meetings with potential investors and taking such other actions as shall be requested by the majority Holders of the Registrable Securities covered by a Registration Statement or the lead managing underwriter of an underwritten offering.

Each selling Holder of the Registrable Securities as to which any Registration is being effected pursuant to this Agreement agrees, as a condition to the Registration obligations with respect to such Holder provided herein, to furnish to the Company such information regarding such Holder required to be included in the Registration Statement, the ownership of the Registrable Securities by such Holder and the proposed distribution by such Holder of such Registrable Securities as the Company may from time to time reasonably request in writing.

The terms of this Agreement are drafted primarily in contemplation of securities offerings in the United States. The parties recognize, however, the possibility that there may be one or more registrations in a jurisdiction other than the United States. It is, accordingly, the parties’ intention that whenever this Agreement refers to a law or institution of the United States but the parties wish to effectuate a registration in a different jurisdiction, reference in this Agreement to the laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable laws or institutions of the jurisdiction in question. Without prejudice to the foregoing, in the event of a Complying IPO on a stock exchange in Hong Kong or London, the Company must ensure that the Registrable Securities are admitted to trading on that stock exchange (and where applicable admitted to any applicable official list) at the same time as all of the other shares of the Company to be listed.

7. Indemnification.

7.1. Company’s Indemnification of Holders. To the extent permitted by law, the Company shall indemnify each Holder, each of its officers, directors, partners, agents, legal counsel for the Holders, and each Person controlling that Holder within the meaning of the Securities Act, with respect to which Registration, qualification, or compliance of the Registrable Securities has been effected pursuant to this Agreement, the respective officers, directors, partners, members, employees, representatives and agents of any such Holder or any such controlling Person, and each underwriter, if any, and each of its officers, directors, partners, agents and each Person who controls any underwriter within the meaning of the Securities Act against all claims, losses, damages, liabilities, or actions in respect thereof (collectively, “Damages”) to the extent the Damages arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, Prospectus or other document incident to any Registration, qualification, or compliance, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary in order to make the statements made therein (in the case of a Prospectus, in light of the circumstances under which they were made) not misleading, or any violation by the Company (or alleged violation) of any rule or regulation promulgated under the Securities Act, Exchange Act, applicable Blue Sky laws, or other applicable laws in the jurisdiction other than the United States in which the Registration occurred, applicable to the Company and relating to action or inaction required of the Company in connection with any Registration, qualification, or compliance; and the Company shall reimburse each such Holder, each underwriter, each of their respective officers, directors, partners, agents, legal counsels, and each Person who controls any Holder or underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action; provided, however, that the indemnity contained in this Section 7.1 shall not apply to amounts paid in settlement of any Damages if settlement is effected without the consent of the Company (which consent shall not unreasonably be withheld); and provided, further, that the Company will not be liable in any case to the extent that any Damages arise out of or are based upon any untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in that Registration Statement, prospectus, or other document in reliance upon and in conformity with written information furnished to the Company by a Holder or underwriter, if any, and stated to be specifically for use in connection with the offering of securities of the Company.

7.2. Holder’s Indemnification of Company. To the extent permitted by law, each Holder shall, if the Registrable Securities held by that Holder are included in the securities as to which Registration, qualification or, compliance is being effected pursuant to this Agreement, indemnify the Company, each Person who controls the Company or underwriter within the meaning of the Securities Act, the respective officers, directors, partners members, employees, representatives and agents of the Company or controlling Person, each underwriter, if any, of the Company’s securities covered by the Registration Statement and each of its officers, directors, partners, agents and each Person who controls any underwriter within the meaning of the Securities Act, and each other Holder selling securities under such Registration, and each Person controlling the other Holder and the respective officers, directors, partners, members, employees, representatives and agents of such Holder or controlling Person (each, a “Holder Indemnified Person”), against all Damages arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in such Registration Statement, prospectus, or other document incident to any Registration, qualification or compliance, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary in order to make the statements made therein (in the case of a Prospectus, in light of the circumstances under which they were made) not misleading, and shall reimburse each Indemnified Person for any legal and any other expenses reasonably incurred in connection with investigating or defending any claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that the untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in that Registration Statement, prospectus, or other document in reliance upon and in conformity with written information furnished to the Company by that Holder and stated to be specifically for use in connection with the offering of securities of the Company, provided, however, that the indemnity contained in this Section 7.2 shall not apply to amounts paid in settlement of any Damages if settlement is effected without the consent of that Holder (which consent shall not be unreasonably withheld) and provided, further, that each Holder’s liability under this Section 7.2 shall not exceed the Holder’s proceeds net of Selling Expenses.

7.3. Indemnification Procedure. Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, the indemnified party shall, if a claim is to be made against an indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof and generally summarize the action. The indemnifying party shall have the right to participate in and to assume the defense of that claim; provided, however, that the indemnifying party shall be entitled to select counsel for the defense of the claim with the approval of any parties entitled to indemnification, which approval shall not be unreasonably withheld; provided further, however, that if either party reasonably determines that there may be a conflict between the position of the Company and the Shareholders in conducting the defense of the action, suit, or proceeding by reason of recognized claims for indemnity under this Section 7, then counsel for that party shall be entitled to conduct the defense to the extent reasonably determined by counsel to be necessary to protect the interests of that party. The failure to notify an indemnifying party promptly of the commencement of any action, if prejudicial to the ability of the indemnifying party to defend the action, shall relieve the indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 7, but the omission to notify the indemnifying party shall not relieve the party of any liability that the party may have to any indemnified party otherwise than under this Section 7.

7.4. Contribution. If the indemnification provided for in this Section 7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Damages, then the indemnifying party, in lieu of indemnifying the indemnified party hereunder, shall contribute to the amount paid or payable by the indemnified party as a result of those

Damages in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in Damages as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying or the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent the statement or omission.

7.5. Conflicts. Notwithstanding the foregoing, to the extent that provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

7.6. Survival of Obligations. Unless otherwise superseded by an underwriting agreement entered into with the underwritten public offering, the obligations of the Company and Holders under this Section 7 shall survive the completion of any offering of the Registrable Securities in a Registration Statement under this Agreement or otherwise.

8. Lock-Up. Each Holder hereby agrees that, if requested by the Company or the underwriter or the Underwriters’ Representative (if any) in connection with any Registration of the Company’s securities (whether or not such Holder is participating in such Registration), the Holder shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of any Registrable Securities (other than those included in the Registration) or other securities of the Company without the prior written consent of the Company or the Underwriters’ Representative for such period of time (not to exceed 180 days) following the effective date of a Registration Statement of the Company filed under the Securities Act (or other applicable law in a jurisdiction other than the United States in which a Registration occurred) as may be requested by the Underwriters’ Representative.

9. Reports Under the Exchange Act. With a view to making available to Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without Registration, the Company agrees to:

(a)	make and keep public information available, as those terms are understood and defined in Rule 144, at all times after ninety (90) days after the effective date of the first Registration Statement filed by the Company for the offering of its securities to the public;

(b)	take all commercially reasonable action, necessary to enable the Holders to utilize Form F-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first Registration Statement filed by the Company for the offering of its securities to the general public is declared effective;

(c)	use its commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d)	for a Registration in a jurisdiction other than the United States, take actions similar to those set forth in paragraphs (a), (b) and (c) of this Section 9 with a view to making, available to Holders the benefits of the corresponding provision or provisions of that jurisdiction’s securities laws.

10. Compliance with Sarbanes-Oxley Act. The Company covenants that it will fully comply with all the requirements of the United States Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations thereunder adopted from time to time by the Commission and any other applicable laws, in each case to the extent applicable to the Company.

11. Miscellaneous.

11.1. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

11.2. Dispute Resolution Forum.

(a) If there is any dispute, claim or controversy arising from, related to or in connection with this Agreement, or the breach, termination or invalidity hereof, the Parties shall first attempt to resolve such dispute, controversy or claim through friendly consultations. If the dispute, claim or controversy is not resolved through friendly consultations within thirty days after a Party has delivered a written notice to another Party requesting the commencement of consultation, then the dispute, claim or controversy shall be finally settled by arbitration conducted by the International Chamber of Commerce (the “ICC”) in accordance with the Arbitration Rules of the ICC then in effect and as may be amended by the rest of this Section 11.2 (the “Rules”). There shall be three arbitrators of whom the Investors, on the other hand, and the Company and the Existing Shareholders, on the other hand, shall each nominate one (1) in accordance with the Rules. The two named arbitrators shall nominate the third arbitrator within thirty (30) days of the nomination of the second arbitrator. If any arbitrator has not been named within the time limits specified in the Rules, such appointment shall be made by the International Court of Arbitration of the ICC upon the written request of either Party within thirty days of such request. The arbitration shall be held and the award shall be rendered in Singapore. The arbitration proceeding shall be conducted and the award shall be rendered in the English language. Each Party shall cooperate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.

(b) The award shall be final and binding upon the Parties, and shall be the exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accountings presented to the arbitral tribunal. To the fullest extent allowed by applicable Law, each Party hereby waives any right to appeal such award. Judgment upon the award may be entered in any court having jurisdiction thereof, and for purposes of enforcing any arbitral award made hereunder, each Party irrevocably submits to the jurisdiction of any court sitting where any of such Party’s material assets may be found. Any arbitration proceedings, decisions or awards rendered hereunder shall be governed by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958, as amended, and the Parties agree that any award rendered hereunder shall not be deemed a domestic arbitration under the laws of any jurisdiction.

(c) By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award.

(d) The costs of the arbitration, as defined in the Rules, shall be allocated between the Parties by the arbitrators and shall be set forth in the arbitral award. Any amounts subject to the dispute, controversy or claim that are ultimately awarded to a Party under this Section 11.2 shall bear interest at the rate of six percent per annum from the earlier of (i) the date of the request for arbitration and (ii) the date such amount would have become due and owing but for the dispute, controversy or claim until the date the arbitral award is paid in full.

11.3. Specific Performance. Each Party hereby acknowledges that the remedies at law of the other Parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party, without posting any bond, and in addition to all other remedies that may be available, shall be entitled in accordance with Section 11.2(c) to seek equitable relief in the form of specific performance, injunctions or any other equitable remedy.

114. Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

11.5. Headings. The headings of the Sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

11.6. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to the Investor, to:

Deutsche Bank, AG

c/o Deutsche Bank AG, Hong Kong Branch

56/F Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Facsimile No.: (852) 2203-7266

Attn: Derek Leung

If to Mandra to:

Mandra Materials Limited

10th Floor, Fung House

19-20 Connaught Road

Central, Hong Kong

Facsimile No.: (852) 3113-8252

Attn: Songyi Zhang

If to the Company, to:

Asia Silicon Technology Holdings Inc.

36/F, Two Exchange Square

Central, Hong Kong

Facsimile No.: (852) 2526-7638

Attn: Richard Li/ David Fung

with a courtesy copy to:

Milbank, Tweed, Hadley & McCloy LLP

3007 Alexandra House

18 Chater Road

Central, Hong Kong

Facsimile No.: (852) 2840-0792

Attn: Andrew M. Yang

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon on the date of transmission with receipt of a transmittal confirmation, and (c) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given on the fourth (4th) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

11.7. Amendment of Agreement. Any provision of this Agreement may be amended only by a written instrument signed by the Company and by persons holding not less than 75% of the then outstanding Registrable Securities (calculated on an as-converted basis).

11.8. Severability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.9. Entire Agreement; Successors and Assigns. This Agreement constitutes the entire contract among the Company and the Shareholders relative to the subject matter of this Agreement. Any previous agreement, whether written or oral, between the Company and any Shareholder concerning the subject matter of this agreement or registration rights is superseded by this Agreement. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successor, and permitted assigns of the parties.

[Signatures follow on the next page.]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the day and year first above written.

Signature Pages to the Registration Rights Agreement

MANDRA MATERIALS LIMITED

Signature Pages to the Registration Rights Agreement

ASIA SILICON TECHNOLOGY HOLDINGS INC.

Signature Pages to the Registration Rights Agreement

SIGNATORIES

Mortgagor

EXECUTED as a DEED by	)
)
for and on behalf of	)
ASIA SILICON TECHNOLOGY	)
HOLDINGS INC.	)
in the presence of:	)

Witness signature:

Witness name:

Witness address:

Security Agent

DB TRUSTEES (HONG KONG) LIMITED

By:
Aric Kay-Russell
Director

Choi Siu Ling
Director

Share Mortgage (CB)